                                                                      EXHIBIT 12

                           TENNECO CREDIT CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                  (UNAUDITED)

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
                                                                  (THOUSANDS)
                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
Net income..................................................... $ 9,421 $14,908
Add:
 Interest expense..............................................  53,478  66,959
 Income taxes..................................................   6,294   9,646
                                                                ------- -------
   Earnings as defined......................................... $69,193 $91,513
                                                                ======= =======
Fixed charges--interest expense................................ $53,478 $66,959
                                                                ======= =======
Ratio of earnings to fixed charges.............................    1.29    1.37
                                                                ======= =======
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